SCHEDULE 14A INFORMATION

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     [   ]     Soliciting Material Pursuant to Section 240.14a-12


                              DATARAM CORPORATION

              (Name of Registrant as Specified In Its Charter)

                                   --


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                             DATARAM CORPORATION
                           A New Jersey Corporation

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                 to be held on September 23, 2010 at 11:00 A.M.

     Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on September 23, 2010

     The Proxy Statement and 2010 Annual Report are available at www.dataram.com


TO THE SHAREHOLDERS OF DATARAM CORPORATION:

      The Annual Meeting of the Shareholders of DATARAM CORPORATION (the "Company") will be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey, on Thursday, September 23, 2010 at 11:00 a.m., for the following purposes:

     (1) To elect four (4) directors of the Company to serve until the next succeeding Annual Meeting of Shareholders and until their successors have been elected and have been qualified.

     (2) To ratify the selection of J.H. Cohn LLP as the independent certified public accountants of the Company for the fiscal year ending April 30, 2011.

     (3)  To approve the Dataram Corporation 2010 Stock Option Plan.

     (4) To transact such other business as may properly come before the meeting or any adjournments.

     Only shareholders of record at the close of business on the 13th day of August 2010 are entitled to notice of and to vote at this meeting.

                              By order of the Board of Directors

                                                Thomas J. Bitar,
                                                       Secretary

August 20, 2010

The Company's 2010 Annual Report is enclosed.

  PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY
       IN THE ENCLOSED ENVELOPE.  NO POSTAGE IS REQUIRED.



                                       [LOGO]


                                DATARAM CORPORATION

                                  PROXY STATEMENT
                          ANNUAL MEETING OF SHAREHOLDERS
                                 SEPTEMBER 23, 2010


     This Proxy Statement is furnished by DATARAM CORPORATION
(the "Company"), which has a mailing address for its principal executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528, in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey on Thursday, September 23, 2010 at 11:00 a.m. You may obtain directions to the Company's corporate headquarters by contacting investor relations by telephone at (609) 799-0071 extension 2430 or by e-mail at info@dataram.com. The close of business on August 13, 2010 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. This Proxy Statement was mailed to shareholders on or about August 20, 2010.
     You may own common shares in one or both of the following ways - either directly in your name as the shareholder of record, or indirectly through a broker, bank or other holder of record in "street name." If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us. If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As a holder in street name, you have the right to direct your broker, bank or other holder of record how to vote by completing the voting instruction form that accompanies your proxy materials. Regardless of how you hold your shares, we invite you to attend the Meeting.

                                   VOTING RIGHTS

     On August 13, 2010 there were outstanding and entitled to vote 8,918,309 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"). Holders of the Common Stock are entitled to one vote for each share of Common Stock owned on the record date, exercisable in person or by proxy. Shareholders may revoke executed proxies at any time before they are voted by filing a written notice of revocation with the Secretary of the Company. Where a choice has been specified by the holder on the proxy, the shares will be voted as directed. Where no choice has been specified by the holder, the shares will be voted for the nominees described below and for the ratification of the selection of accountants and for the approval of the Dataram Corporation 2010 Stock Option Plan.

     Directors are elected by a plurality of the number of votes cast.
With respect to each other matter to be voted upon, a vote of a majority of the number of shares voting is required for approval. Abstentions and proxies submitted by brokers with a "not voted" direction will not be counted as votes cast with respect to each matter.


                         EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth information concerning each of the Company's executive officers:

Name                    Age     Positions with the Company
____                    ___     __________________________

John H. Freeman          61     President and Chief Executive Officer

Mark E. Maddocks         58     Vice President - Finance and
                                Chief Financial Officer

Jeffrey H. Duncan        60     Vice President - Manufacturing
                                and Engineering

Anthony M. Lougee        49     Controller

David S. Sheerr          50     General Manager, Micro Memory Bank ("MMB")


     John H. Freeman has been employed by the Company since May 7, 2008 when he was named President and Chief Executive Officer. Mr. Freeman has been a Director since 2005. Additional information regarding Mr. Freeman is set forth under "Nominees for Director" below.

     Mark E. Maddocks has been employed by the Company since 1978. In 1986 he became Controller. Since 1996 he has served as Vice President-Finance and Chief Financial Officer.

     Jeffrey H. Duncan has been employed by the Company since 1974. In 1990, he became Vice President-Engineering. Since 1995, he served as Vice President-Manufacturing and Engineering.

     Anthony M. Lougee has been employed by the Company since 1991, initially as Accounting Manager. In 2002 he was named an executive officer and currently serves as Controller, a position he has held since 1999.

     David S. Sheerr has been employed by the Company since its acquisition of certain assets of Micro Memory Bank, Inc. from him on March 31, 2009. He previously served as President of Micro Memory Bank, Inc. from October 7, 1994 until the acquisition.

                               ELECTION OF DIRECTORS

     Four (4) directors will be elected at the Annual Meeting of Shareholders by the vote of a plurality of the shares of Common Stock represented at such meeting. Unless otherwise indicated by the shareholder, the accompanying proxy will be voted for the election of the four (4) persons named under the heading "Nominees for Directors." Although the Company knows of no reason why any nominee could not serve as a director, if any nominee shall be unable to serve, the accompanying proxy will be voted for a substitute nominee.

                               NOMINEES FOR DIRECTORS

     The term of office for each director will expire at the next Annual Meeting of Shareholders and when the director's successor shall have been elected and duly qualified. Each nominee is a member of the present Board of Directors and has been elected by shareholders at prior meetings.

          Name of Nominee               Age
          _______________               ___

          Roger C. Cady                 72
          Chairman of the Board

          John H. Freeman               61

          Thomas A. Majewski            58

          Rose Ann Giordano             71


     Roger C. Cady is a founder and principal of Arcadia Associates, a strategic consulting and mergers and acquisitions advisory firm. He was employed as Vice President of Business Development for Dynatech Corporation, a diversified communications equipment manufacturer, from 1993 to 1996. Before joining Dynatech he was a strategic management consultant for eight years. His business career has included 16 years in various engineering, marketing and management responsibilities as a Vice President of Digital Equipment Corporation, and President of two early stage startup companies. Mr. Cady has been a Director since 1996 and Chairman of the Board of Directors since September 25, 2008. Mr. Cady brings to the Board extensive business and management experience focusing on the engineering and technology fields, and extensive knowledge of Dataram's history and operations.

     John H. Freeman is an executive officer of the Company. Mr. Freeman has been an independent consultant specializing in corporate sales, marketing and operations consulting since December, 2006. Prior to that and since September, 2004 he served as the Chief Operating Officer at Taratec Development Corporation, a life sciences consulting company. Prior to that, and for more than five years, he was responsible for leading IBM's worldwide sales, marketing, and business planning for Pharmaceutical, Medical Device, and Life Sciences clients. This included IBM product sales of hardware, software, services and financing. Mr. Freeman has 30 years of executive sales and operations management experience with IBM. Mr. Freeman is a graduate of Pennsylvania State University with an M.S. in Computer Science and holds a B.A. in Mathematics from Syracuse University. Mr. Freeman has been a Director since 2005. Mr. Freeman brings to the Board extensive executive, marketing and technical experience, with a decades-long track record in the computer technology industry.

     Thomas A. Majewski is a real estate developer. He is also a principal in Walden, Inc., a computer consulting and technologies venture capital firm, which he joined in 1990. Prior to 1990, he had been Chief Financial Officer of Custom Living Homes & Communities, Inc., a developer of residential housing. Mr. Majewski has been a Director since 1990. Mr. Majewski brings to the Board his business and financial expertise and extensive knowledge of Dataram's history and operations.

     Rose Ann Giordano has been President of Thomis Partners, an investing and advisory services firm, since 2002. Prior to that, and for more than five years, Ms. Giordano served as Vice President of Worldwide Sales & Marketing for the Customer Services Division of Compaq Computer Corporation. Prior to that, Ms. Giordano held a number of executive positions with Digital Equipment Corporation. Ms. Giordano was the first woman Vice President and Corporate Officer of Digital Equipment Corporation. Ms. Giordano serves on the Board of Directors of TimeTrade Inc., the National Association of Corporate Directors/New England and Emerson Hospital.
Ms. Giordano holds a B.A. in Mathematics from Marywood College and is a graduate of the Stanford University Business School Executive
Program. Ms. Giordano has been a Director since 2005. Ms. Giordano brings to the Board extensive business, marketing and executive experience in the computer technology industry.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE PROXY AGENTS NAMED THEREON INTEND SO TO VOTE.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of Common Stock beneficially owned by certain owners known by the Company to beneficially own in excess of 5% of the Common Stock, each director of the Company, each named executive officer and seven directors and executive officers collectively, as of July 31, 2010. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power. No other person or group is known to beneficially own in excess of five percent (5%) of the Common Stock.

       Name of                Amount and             Percent
       Beneficial             Nature of                of
       Owner                  Beneficial Ownership   Class(1)
       ___________________    ____________________   ________

       Roger C. Cady             174,700 (2)            1.9%

       John H. Freeman           262,000 (3)            2.9%

       Rose Ann Giordano          58,000 (4)             *

       Thomas A. Majewski        133,250 (5)            1.5%

       Mark E. Maddocks          168,501 (6)            1.9%

       Jeffrey H. Duncan         100,680 (7)            1.1%

       Anthony M. Lougee          29,870 (8)             *

       David S. Sheerr            70,000 (9)             *

       Directors and             997,001 (10)          10.4%
       executive officers
       as a group (8 persons)

       Kenneth Paul Olsen        492,727 (11)           5.5%

       Dimensional Fund Advisors 480,576 (12)           5.4%



(1) On July 30, 2010, 8,918,309 shares were outstanding.

(2) Of this amount, 54,000 shares may be acquired by the exercise of options held.

(3) Of this amount, 262,000 shares may be acquired by the exercise of options held.

(4) Of this amount, 58,000 shares may be acquired by the exercise of options held.

(5) Of this amount, 84,000 shares may be acquired by the exercise of options held.

(6) Of this amount, 6,000 shares are held by Mr. Maddocks' spouse, 26,207 shares are held by the Company's 401(k) Plan and 98,800 shares may be acquired upon the exercise of options held.

(7) Of this amount, 97,000 shares may be acquired by the exercise of options held and 3,680 shares are held by the Company's 401(k) Plan.

(8) Of this amount, 26,875 shares may be acquired upon the exercise of options held and 2,995 shares are held by the Company's 401(k) Plan.

(9) Of this amount, 70,000 shares may be acquired by the exercise of options held.

(10) Of this amount, 500,675 shares may be acquired by the exercise of options held by executive officers, and 196,000 shares may be acquired by exercise of options held by outside directors.

(11) As reported in a Schedule 13G filed May 12, 2009, this investor holds the sole power to vote 492,727 shares and sole power to dispose of 492,727 shares. His address is 22580 Ravenbury Avenue, Los Altos, CA 94024.

(12) As reported in a Schedule 13G filed February 8, 2010, this investment advisor holds the sole power to vote 478,172 shares and sole power to dispose of 480,576 shares. Its address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

* Less than 1%.


                              CORPORATE GOVERNANCE

Board Leadership Structure

     The Company presently separates the roles of Chief Executive Officer and Chairman of the Board. This serves to align the Chairman's role with the Company's independent directors and to further enhance the independence of the Board from management. The Chairman works closely with the Chief Executive Officer to set the agenda for meetings and to facilitate information flow between the Board and management.

Board Role in Risk Oversight

     The Company's Board plays an active role in risk oversight of the Company. The Board does not have a formal risk management committee, but administers this oversight function through various standing committees of the Board, which are described below. The Audit Committee periodically reviews overall enterprise risk management, in addition to maintaining responsibility for oversight of financial reporting-related risks, including those related to the Company's accounting, auditing and financial reporting practices. The Audit Committee also reviews reports and considers any material allegations regarding potential violations of the Company's Code of Ethics. The Compensation Committee oversees risks arising from the Company's compensation policies and programs. This Committee has responsibility for evaluating and approving the executive compensation and benefit plans, policies and programs of the Company. The Nominating Committee oversees corporate governance risks and oversees and advises the Board with respect to the Company's policies and practices regarding significant issues of corporate responsibility.


                        RELATED PARTY TRANSACTIONS

     All transactions by the Company with a director or executive officer must be approved by the Board of Directors if they exceed $120,000 in any fiscal year. Apart from any transactions disclosed herein, no such transaction was entered into with any director or executive officer during the last fiscal year. Such transactions will be entered into only if found to be in the best interest of the Company and approved in accordance with the Company's Codes of Ethics, which are available on the Company's web site.

     During fiscal 2010 and 2009, the Company purchased inventories for resale totaling approximately $4,976,000 and $727,000 respectively from Sheerr Memory, LLC (Sheerr Memory). Sheerr Memory's owner is employed by the Company as the general manager of the acquired MMB business unit and is an executive officer of the Company. When the Company acquired certain assets of MMB, it did not acquire any of its inventory. However, the Company informally agreed to purchase such inventory on an as needed basis, provided that the offering price was a fair market value price. The inventory acquired was purchased subsequent to the acquisition of MMB at varying times and consisted primarily of raw materials and finished goods used to produce products sold by the Company. Sheerr Memory offers the Company trade terms of net 30 days and all invoices are settled in the normal course of business. No interest is paid. The Company has made further purchases from Sheerr Memory subsequent to April 30, 2010 and management anticipates that the Company will continue to do so, although the Company has no obligation to do so.

     On February 24, 2010, the Company entered into a Note and Security Agreement ("Agreement") with Sheerr Memory's owner. Under the Agreement, the Company borrowed the principal sum of $1,000,000 for a period of six months, which the Company can extend for an additional three months without penalty. The loan bears interest at the rate of 5.25%. Interest is payable monthly, and the entire principal amount is payable in the event of the employee's termination of employment by the Company. The loan is secured by a security interest in all machinery, equipment and inventory of Dataram at its Montgomeryville, PA location.

     On July 27, 2010, the Company entered into an agreement with Sheerr Memory to consign a formula-based amount of up to $3,000,000 of certain inventory into the Company's manufacturing facilities.


                                   EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The Compensation Committee of our Board of Directors is comprised of all members of our Board of Directors, except the Chief Executive Officer. The compensation committee's basic responsibility is to review the performance of our management in achieving corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and compensation practices. Toward that end, the compensation committee oversaw, reviewed and administered all of our compensation, equity and employee benefit plans and programs applicable to executive officers.

Compensation Philosophy and Objectives

     We operate in an extremely competitive and rapidly changing industry. We believe that the skill, talent, judgment and dedication of our executive officers are critical factors affecting the long-term value of our company. Therefore, our goal is to maintain an executive compensation program that will fairly compensate our executives, attract and retain qualified executives who are able to contribute to our long-term success, induce performance consistent with clearly defined corporate goals and align our executives' long-term interests with those of our shareholders. We did not identify specific metrics against which we measured the performance of our executive officers. Our decisions on compensation for our executive officers were based primarily upon our assessment of each individual's performance. We relied upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer. Factors affecting our judgment include the nature and scope of the executive's responsibilities and effectiveness in leading our initiatives to achieve corporate goals.

     Mr. Freeman, our Chief Executive Officer, as the manager of the members of the executive team, assessed the individual contribution of each member of the executive team, other than himself, and, where applicable, made a recommendation to the compensation committee with respect to any merit increase in salary, cash bonus, and option awards. The compensation committee evaluated, discussed and modified or approved these recommendations and conducted a similar evaluation of Mr. Freeman's contributions to the Company.

     During 2010 and beyond, our objective will be to provide overall compensation that is appropriate given our business model and other criteria to be established by the compensation committee. Some of the elements of the overall compensation program are expected to include competitive base salaries, short-term cash incentives and long-term incentives in the form of options to purchase shares.

     We expect that our Chief Executive Officer, as the manager of the members of the executive team, will continue to assess the individual contributions of the executive team and make a recommendation to the compensation committee with respect to any merit increase in salary, cash bonus pool allocations and the award of options to purchase shares. The compensation committee will then evaluate, discuss and modify or approve these recommendations and conduct a similar evaluation of the Chief Executive Officer's contributions to corporate goals and achievement of individual goals.

Compensation Policies and Risk Management

     The Compensation Committee and management periodically undertake a risk assessment of the Company's compensation policies and practices, including a review of trends and developments in executive pay. The Compensation Committee does not believe that the Company's compensation policies and practices motivate imprudent risk taking or are reasonably likely to cause a material adverse effect upon Dataram's business and operations. In this regard, the Company notes, among other things, that the Company does not offer significant short-term incentives that might drive high-risk behavior at the expense of long-term Company value and that stock option awards to directors and management seek to align the interests of these individuals with the Company's long-term growth goals.

Role of Executive Officers and Compensation Consultants

     Our Chief Executive Officer supports the compensation committee in its work by providing information relating to our financial plans, performance assessments and recommendation for compensation of our executive officers. Mr. Freeman, while not a member of the compensation committee, is a member of the Board of Directors. The compensation committee has not in recent years engaged any third-party consultant to assist it in performing its duties, though it may elect to do so in the future.

Principal Elements of Executive Compensation

     Our executive compensation program currently consists of the three components discussed below. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the relevant factors associated with each executive are reviewed on a case-by-case basis to determine the appropriate level and mix of compensation.

     Base Salaries. The salaries of our Chief Executive Officer and our other executive officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions based on information available to the compensation committee. We believe that our base salary levels are consistent with levels necessary to achieve our compensation objective, which is to maintain base salaries competitive with the market. We believe that below-market compensation could, in the long run, jeopardize our ability to retain our executive officers. Any base salary adjustments are expected to be based on competitive conditions, market increases in salaries, individual performance, our overall financial results and changes in job duties and responsibilities.

     Annual Bonus Compensation. We maintain an annual bonus program. The award of bonuses to our executive officers is the responsibility of the compensation committee and is determined on the basis of individual performance. The annual bonus program is designed to reward performance in a way that furthers key corporate goals and aligns the interests of management with our annual financial performance.

     Long-Term Incentive Compensation.  The Company has established the
2001 Stock Option Plan to provide employees of the Company long-term equity incentive compensation, which we believe is in accordance with our objective of aligning the interests of management with our long-term performance. This plan is administered by the compensation committee. In recent years the committee has granted five year options, with an option price equal to the closing market price of the common stock on the date of grant. These options generally become exercisable one year from the date of grant, although the Board has also granted options a percentage of which become exercisable one year from the date of grant with remaining percentages becoming exercisable on future anniversaries of the date of grant. Generally the committee does not consider the actual profits from the exercise of options awarded in the past in determining the amount of awards to be made in the future. Rather the committee focuses upon expected amounts that may be received by the executive pursuant to those options in the future.

Share Ownership Guidelines

     We currently do not require our directors or executive officers to own a particular amount of our shares, although we do have a policy against directors or officers taking a short position in the Company's stock. The compensation committee is satisfied that the equity holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group's interests with our long-term performance.

Perquisites

     Our executive officers participate in the same 401(k) plan and the same life and health group insurance plans, and are entitled to the same employee benefits, as our other salaried employees. In addition, some of our executive officers receive an automobile allowance as described in the Summary Compensation Table.

Post-Termination Protection and Change in Control

     We have employment agreements with Messrs. Freeman, Maddocks, Duncan and Sheerr. The agreements with Messrs. Freeman, Maddocks and Duncan each provide for the payment of one year's salary upon early termination in lieu of payments under the Company general severance policy; Mr. Sheerr's agreement provides for the payment of six months' salary.

Financial Restatements

     The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

     Section 162(m) of the Internal Revenue Code places a limit, subject to certain exceptions, of $1 million on the amount of compensation that we may deduct from the U.S. source income in any one year with respect to our Chief Executive Officer, our Chief Financial Officer and each of our next three most highly paid executive officers.

     We account for equity compensation paid to our employees, i.e. stock option awards, under the rules of FASB ASC, which requires us to estimate and record an expense for each award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Summary

     The compensation committee believes that our compensation philosophy and programs are designed to foster a performance-oriented culture that aligns our executive officers' interests with those of our shareholders. The compensation committee also believes that the compensation of our executives is both appropriate and responsive to the goal of improving shareholder value.

Compensation Committee Report

     The following report is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act.

     The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into any Annual Report in Form 10-K filed with the SEC for the fiscal year ended April 30, 2010.

                                        Roger C. Cady, Chairman
                                        Thomas A. Majewski
                                        Rose Ann Giordano







Summary Compensation

     The following table sets forth the compensation paid for the fiscal years ended April 30, 2008, 2009 and 2010 to the Company's Chief Executive Officer, the Chief Financial Officer and the Company's other executive officers.

                             SUMMARY COMPENSATION TABLE
                                    (In Dollars)

Name and                                                    Other
Principal   Fiscal                              Option     Compen-
Position    Year    Salary   Bonus   Other(2)  Awards(3)  sation(4)   Total
___________ _____   _______  ______  ______    _______    _________   _______

John H.
Freeman     2010    275,000  68,640        0   247,500    12,375      603,515
President
and Chief   2009    269,596  69,563        0   447,750    10,233      797,142
Executive
Officer     2008          0       0        0         0         0          0

Mark E.
Maddocks    2010    201,424  25,000    7,800   140,100     9,064      383,388
Vice President-
Finance,    2009    201,424  37,500    7,800    14,848     9,060      270,632
Chief Financial
Officer     2008    196,424   5,000    7,800    14,480    10,747      234,451

Jeffrey H.
Duncan      2010    199,032  27,000    7,800   140,100     8,956      382,888
Vice
President-  2009    199,032  10,000    7,800    14,848     8,952      240,632
Manufacturing
and         2008    194,032   5,000    7,800    14,480    10,614      231,926
Engineering

Anthony M.
Lougee      2010    125,000  15,600        0     5,928     5,624      152,152
Controller  2009    125,000       0        0     5,586     5,622      136,208
            2008    120,000   2,500        0     6,335     6,571      135,406

David S.
Sheerr      2010    200,000 100,000        0    49,400     9,000      358,400
General
Manager-    2009 (1) 11,538       0        0    20,540       519       32,597
Micro Memory
Bank        2008          0       0        0         0         0            0


(1) Mr. Sheerr's employment with the Company was effective April 1, 2009

(2) Automobile allowances.

(3) We measure the fair value of stock options using the Black-Scholes option pricing model based upon the market price of the underlying common stock as of the date of grant, reduced by the present value of estimated future dividends, using an expected quarterly dividend rate of nil in fiscal years 2010 and 2009. In fiscal 2008 a $0.06 expected quarterly dividend rate was used. Risk-free interest rates ranging from 1.6% to 5.0% were used.
For fiscal year 2010 option values were $1.375 for Mr. Freeman's option grant, $1.401 for Messrs. Maddocks' and Duncan's option grant, and $0.988 for Messrs. Lougee's and Sheerr's option grant. For fiscal year 2009 option values were $2.985 for Mr. Freeman's option grant, $1.856 for Messrs. Maddocks' and Duncan's option grant, $1.596 for Mr. Lougee's, and $1.027 for Mr. Sheerr's option grant. The 2008 option value calculated using this model is $1.81 per share.

(4) Payments by the Company to a plan trustee under the Company's Savings and Investment Retirement Plan, a 401(k) plan. The Company does not have a pension plan.


                           GRANTS OF PLAN-BASED AWARDS (1)

                         Grant       Option     Exercise   Grant
Name                     Date        Awards(2)  Price(3)   Date
                                                           Value(4)
____________________     ________    _______    _______    ________

John H. Freeman          9/24/2009    180,000     $2.57    $247,500

Mark E. Maddocks         9/24/2009    100,000     $2.57    $140,100

Jeffrey H. Duncan        9/24/2009    100,000     $2.57    $140,100

Anthony M. Lougee        9/24/2009      6,000     $2.57    $  5,928

David S. Sheerr          9/24/2009     50,000     $2.57    $ 49,400


(1) The Company does not presently have any Equity Incentive Plan other than its 2001 Stock Option Plan and does not have a Non Equity Incentive Plan other than the bonus pool. The size of grants under the 2001 Stock Option Plan and the bonus pool are not predetermined in accordance with an incentive award.
(2) Granted under the 2001 Stock Plan.
(3) Closing market price on the date of grant.
(4) Computed in accordance with the compensation-stock compensation of FASB ASC (see assumptions set forth under the Summary Compensation table).


Narrative Description of Summary Compensation

     Salary and bonus constituted 66% of total compensation for the named executive officers in fiscal 2010. Options granted to Mr. Freeman were ten year options. Options to purchase the first 90,000 shares become exercisable on September 24, 2010, and options to purchase an additional 90,000 shares become exercisable on September 24, 2011. Options granted to Messrs. Maddocks and Duncan are ten year options; for each of Messrs. Maddocks and Duncan, options to purchase 40,000 shares become exercisable one year after the date of grant, with options to purchase an additional 30,000 shares becoming exercisable on the second and third anniversaries of the date of grant. Options granted to Messrs. Lougee and Sheerr are five year options exercisable one year after the grant date. All options granted are at an exercise price equal to the closing market price of the Company's common stock on the date of grant. No dividends are paid or accrued with respect to options for the benefit of employees prior to the date of option exercise.

Outstanding Options

     The following table sets forth information concerning outstanding stock options at the fiscal year-end, April 30, 2010.


                       OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END


           Number of          Number of
           Securities         Securities
           Underlying         Underlying
           Unexercised        Unexercised      Option          Option
           Options            Options          Exercise        Expiration
Name       Exercisable        Unexercisable    Price($)        Date

John H. Freeman
     2006(1)  6,000                   0         6.42            09/14/2010
     2007(1)  8,000                   0         4.70            09/13/2011
     2008(1)  8,000                   0         3.33            09/27/2012
     2009   112,500              37,500         3.20            05/07/2018
     2010(2)      0             180,000         2.57            09/24/2019


Mark E. Maddocks
     2002    10,000                   0         7.98            11/26/2011
     2003     8,200                   0         2.99            09/18/2012
     2004     8,200                   0         4.09            09/17/2013
     2005     8,200                   0         6.75            09/15/2009
     2006     8,200                   0         6.63            09/14/2010
     2007     8,200                   0         4.70            09/13/2011
     2008     8,000                   0         3.33            09/27/2012
     2009     8,000                   0         1.99            09/25/2018
     2010(2)      0             100,000         2.57            09/24/2019


Jeffrey H. Duncan
     2002     8,200                   0         7.98            11/26/2011
     2003     8,200                   0         2.99            09/18/2012
     2004     8,200                   0         4.09            09/17/2013
     2005     8,200                   0         6.75            09/15/2009
     2006     8,200                   0         6.63            09/14/2010
     2007     8,200                   0         4.70            09/13/2011
     2008     8,000                   0         3.33            09/27/2012
     2009     8,000                   0         1.99            09/25/2018
     2010(2)      0             100,000         2.57            09/24/2019


Anthony M. Lougee
     2002     2,500                   0         7.98            11/26/2011
     2003     1,875                   0         2.99            09/18/2012
     2004     2,500                   0         4.09            09/17/2013
     2005     2,500                   0         6.75            09/15/2009
     2006     3,500                   0         6.63            09/14/2010
     2007     3,500                   0         4.70            09/13/2011
     2008     3,500                   0         3.33            09/27/2012
     2009     3,500                   0         1.99            09/25/2013
     2010(2)      0               6,000         2.57            09/24/2014


David Sheerr
     2009    20,000                   0         1.28            4/15/2014
     2010(2)      0              50,000         2.57            9/24/2014


(1) Option awards granted to Mr. Freeman when he was a non-employee director of the Company.
(2) Options granted in fiscal 2010 to Mr. Freeman were ten year options.
The first 90,000 shares become exercisable on September 24, 2010 and options to purchase an additional 90,000 shares become exercisable on September 24, 2011. Options granted in fiscal 2010 to Messrs. Maddocks and Duncan are ten year options; for each of Messrs. Maddocks and Duncan, options to purchase 40,000 shares become exercisable one year after the date of grant, with options to purchase an additional 30,000 shares becoming exercisable on the second and third anniversaries of the date of grant. Options granted to Messrs. Lougee and Sheerr are five year options exercisable one year after the grant date. All options granted are at an exercise price equal to the closing market price of the Company's common stock on the date of grant.

Option Exercises

     On December 2, 2009 an option granted on September 27, 2007 to purchase 8,000 shares at the exercise price of $3.33 per share, was exercised. On December 22, 2009 an option granted on September 25, 2008 to purchase 24,000 shares at the exercise price of $1.99 per share, was exercised. There were no stock option exercises by named executive officers during the fiscal year ended April 30, 2010.


                  EQUITY COMPENSATION PLAN INFORMATION AT APRIL 30, 2010

Plan Category           Number of Securities     Weighted-average     Number of securities
                        to be issued upon        exercise price of    remaining available
                        exercise of              outstanding options, for future issuance
                        outstanding options      warrants and rights  under equity compen-
                                                                      sation plans (exclud-
                                                                      ing securities re-
                                                                      flected in column (a))
                        (a)                      (b)                  (c)
______________________  _______________________  ____________________  _____________________

Equity compensation
plans approved by
security holders           1,946,800              $3.25                 12,927


Equity compensation
plans not approved by
security holders                   0                -                        0


Total                      1,946,800              $3.25                 12,927



                           EMPLOYMENT AGREEMENTS

     On May 7, 2008, the Company's Board of Directors appointed John H. Freeman to the position of President and Chief Executive Officer of the Company. The Board of Directors agreed to hire Mr. Freeman as President and Chief Executive Officer for a term of one year, with automatic renewal terms of one year each. Mr. Freeman's base salary is $275,000 annually.
He is eligible biannually for a bonus of up to 50% of his base salary, as determined by a review of the Company's Compensation Committee, and also for a year-end bonus at the conclusion of the fiscal year if his performance exceeds expectations. Mr. Freeman receives three weeks paid vacation and is entitled to participate in any of the Company's present and future life insurance, disability insurance, health insurance, pension retirement and similar plans as well.

     The Board of Directors hired Mr. Freeman based on the agreement that he accepts certain non-solicitation, non-competition and non-disparagement restrictions.

     Mark E. Maddocks and Jeffrey H. Duncan entered into similar Employment Agreements with the Company as of February 1, 2005. Each agreement continues on a year to year basis until terminated by the Company on thirty
(30) days notice before April 30th of each year. The current base compensation under these agreements for Mr. Maddocks is $201,424, and for Mr. Duncan is $199,032, which are subject to annual review by the Board of Directors. In addition, executives will receive a bonus based upon a formula which shall be reviewed and approved annually by the Board of Directors. The Employment Agreements may be terminated by the Company for cause and expire upon the death or six months after the onset of the disability of the executive. In the event of termination or non-renewal, the executive is entitled to one year's base salary at the current rate plus a pro rata bonus for the current year. The Employment Agreements contain terms concerning confidentiality, post-employment restrictions on competition and non-solicitation of Company employees.

     David Sheerr entered into an Employment Agreement with the Company as of March 31, 2009. The agreement has an initial term of four years and continues on a year to year basis thereafter until terminated by the Company on thirty (30) days notice before April 30th of each year. The current base compensation under the agreements for Mr. Sheerr is $200,000, which is subject to annual review by the Board of Directors. In addition the executive will receive a bonus based upon a formula based upon the operating performance of the Company's Micro Memory Bank business unit. The Employment Agreement may be terminated by the Company for cause and expires upon the death or six months after the onset of the disability of the executive. In the event of termination or non-renewal, the executive is entitled to one year's base salary at the current rate plus a pro rata bonus for the current year. The Employment Agreement contains terms concerning confidentiality, post-employment restrictions on competition and non-solicitation of Company employees.


             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Securities and Exchange Commission rules regarding disclosure of executive compensation require proxy statement disclosure of specified information regarding certain relationships of members of the Company's Board of Directors with the Company or certain other entities. None of the members of the Corporation's Board of Directors has a relationship requiring such disclosure.

                           RATIFICATION OF THE SELECTION OF
                       INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Audit Committee of the Board of Directors has selected
J.H. Cohn LLP as the independent certified public accountants to the Company for the fiscal year ending April 30, 2011. The holders of Common Stock are asked to ratify this selection. J.H. Cohn LLP has served the Company in this capacity since October of 2005. If the shareholders fail to ratify this selection of J.H. Cohn LLP, the Audit Committee will reconsider its action in light of the shareholder vote.

     The Company has been advised by J.H. Cohn LLP that representatives of that firm are expected to be present at the Annual Meeting of Shareholders. These representatives will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from shareholders.


                         PRINCIPAL ACCOUNTANTS FEES AND SERVICES

     The following table sets forth the aggregate fees billed to the Company for the last two fiscal years by the Company's independent accounting firm J.H. Cohn LLP for professional services:

                                           2010          2009
                                       _________      ________


   Audit fees                          $ 140,000     $ 116,200

   Audit related fees (1)                 13,500        16,000

   Tax fees (2)                           17,500        14,300

   All other fees (3)                      3,450         4,600

   Total fees                          $ 174,450      $151,100


_________________
(1) Consists principally of the audit of the financial statements of the Company's employee benefit plan.
(2) Consists principally of fees for tax consultation and tax compliance services, including foreign jurisdictions.
(3) In fiscal 2010 consists principally of Securities and Exchange Commission reporting related consultations. In fiscal 2009 consists principally of acquisition related consultations.

     All non-audit fees of an auditor must be pre-approved by the Audit Committee of the Board of Directors unless the amount is less than 5% of the amount of revenues to the auditor in the previous fiscal year or was not regarded as a non-audit fee at the time it was contracted for. In either event, the fee must be submitted to the Audit Committee for its approval before the completion of the audit. In the previous fiscal year, all Audit Related Fees, all Tax Fees and all Other Fees were pre-approved by the Audit Committee pursuant to this policy.



REPORT OF THE AUDIT COMMITTEE

     Pre-approval by the Audit Committee of all non-audit services performed by the Company's independent accountants is now required by law. Where urgent action is required, the Chairman of the Committee may give this approval subject to confirmation of this decision by the full Committee at its next meeting.

     The Audit Committee has reviewed and discussed the Company's audited financial statements for the fiscal year ended April 30, 2010 with management.

     The Audit Committee has discussed with J.H. Cohn LLP the matters required to be discussed in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T).

     The Audit Committee has received the written disclosures and the letter from J.H. Cohn LLP required by Independence Standards Board Standard No. 1 ("Independence Standards Board Standard No 1., Independence Discussion with Audit Committee, as adopted by the Public Company Accounting Oversight Board in Rule 3200T), as amended, and has discussed with J.H. Cohn LLP that firm's independence from the Company.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2010 for filing with the Securities and Exchange Commission.

                            Thomas A. Majewski, Chairman
                            Roger C. Cady
                            Rose Ann Giordano


THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF INDEPENDENT ACCOUNTANTS, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.


APPROVAL OF DATARAM CORPORATION 2010 STOCK OPTION PLAN


GENERAL

    In 2001, our Board of Directors adopted the Dataram Corporation 2001 Stock Option Plan (as amended, the "2001 Plan"). The 2001 Plan allowed the grant of a total of 1,800,000 shares of Common Stock pursuant to stock options. As of July 31, 2010, options for 12,927 shares that were authorized for grant under the 2001 Plan remain available for grant.

     The Board of Directors, acting on the recommendation of the Compensation Committee, unanimously adopted the 2010 Dataram Corporation Stock Option Plan (the 2010 Plan"). This adoption is subject to the approval of shareholders at the Annual Meeting. The Board of Directors recommends shareholder approval of the 2010 Plan.

     Under the 2010 Plan options to purchase up to 900,000 shares of common stock may be granted by the Corporation to officers, employees, outside directors and consultants to the Company.

     The Board of Directors believes that, to attract and retain officers and employees of the highest caliber, provide increased incentive for such persons to strive to attain Dataram's long-term goal of increasing shareholder value, and to continue to promote the well-being of the Company, it is in the best interests of the Company and its shareholders to provide officers and employees of the Company, as well as outside directors and consultants, through the granting of stock options, the opportunity to participate in the appreciation in value of the Company's Common Stock. The 2001 Plan has been effective in retaining and motivating key employees and attracting and retaining experienced and qualified individuals to work for Dataram. Accordingly, the Board of Directors believes that the proposed increase in the number of shares available for grant under the 2010 Plan is in the best interests of the Company and the shareholders.

     This proposal summarizes the essential features of the 2010 Plan. A copy of the 2010 Plan may be obtained by a shareholder without charge by writing to Vice President Finance, Dataram Corporation, P.O. Box 7528, Princeton, New Jersey 08543-7528, or the 2010 Plan may be viewed as an exhibit to the Proxy Statement filed with the Securities and Exchange Commission and available at http:\\www.sec.gov.

DESCRIPTION OF MATERIAL FEATURES OF THE 2010 PLAN

     The purpose of the 2010 Plan is to enable us to grant stock options to eligible officers, employees, non-employee directors and consultants at levels we believe will motivate superior performance and help us attract and retain outstanding personnel. We believe that providing our key personnel with stock option incentives will enhance our long-term performance.

     The 2010 Plan will become effective upon approval by a majority of the shareholders present and voting. The 2010 Plan provides for the grant of options to purchase a total of up to 900,000 shares of Common Stock (subject to adjustment for certain changes in our capital, as described below under "Changes in Capital").

     ADMINISTRATION. The Compensation Committee (the "Committee") has the exclusive discretionary authority to operate, manage and administer the 2010 Plan in accordance with its terms. The Committee's decisions and actions concerning the 2010 Plan are final and conclusive. Within the limitations of the 2010 Plan and applicable laws and rules, the Committee may allocate or delegate its administrative responsibilities and powers under the 2010 Plan, and our Board of Directors is permitted to exercise all of the Committee's powers under the 2010 Plan.

     In addition to its other powers under the 2010 Plan described in this summary, the Committee has the following authorities and powers under the 2010 Plan in accordance with its terms:

     o to determine which eligible employees, officers, directors and/or consultants will receive options under the 2010 Plan and the number of shares of Common Stock covered by each such option;

     o to establish, amend, waive and rescind rules, regulations and guidelines for carrying out the 2010
        Plan;

     o to establish, administer and waive terms, conditions, performance criteria, restrictions, or forfeiture provisions, or additional terms, under the 2010 Plan, or applicable to options granted under the 2010 Plan;

     o to accelerate the vesting or exercisability of options granted under the 2010 Plan;
     o to offer to buy out outstanding options granted under the 2010 Plan;
     o to determine the form and content of the option agreements which represent options granted under the 2010 Plan;

     o  to interpret the 2010 Plan and option agreements;
     o to correct any errors, supply any omissions and reconcile any inconsistencies in the 2010 Plan and/or any option agreements; and

     o to take any actions necessary or advisable to operate and administer the 2010 Plan.

     Currently, the Committee consists of Messrs. Cady and Majewski, and Ms. Giordano, each of whom is a director, but not an employee, of Dataram.

     SHARES SUBJECT TO THE 2010 PLAN; LIMITATIONS ON GRANTS OF OPTIONS. If this proposal is approved by the shareholders, a total of 900,000 shares of Common Stock would be available for delivery upon exercise of options granted under the 2010 Plan, subject to adjustment for certain changes in our capital (described below under "Changes in Capital"). The shares of Common Stock that may be delivered under the 2010 Plan consist of either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares that we have reacquired and hold as treasury shares. In addition, shares of Common Stock covered by options that terminate or are canceled before being exercised under the 2010 Plan would be available for future option grants under the 2010 Plan. If any person exercises an option under the 2010 Plan by paying the exercise price with shares of Common Stock which such person already owns, only the number of shares in excess of the shares so paid by such person will count against the total number of shares that may be delivered under the 2010 Plan. "Incentive Stock Options" (as described below under "Terms of Options--Types of Options") covering no more than a total of 900,000 shares of Common Stock may be granted under the 2010 Plan.

     PARTICIPATION. The Committee may grant options under the 2010 Plan to our officers, employees, non-employee directors and consultants, as well as those of our affiliates. Our affiliates, for purposes of the 2010 Plan, are generally entities in which we have, directly or indirectly, greater than 50 percent ownership interest, or which have a more than 50 percent direct or indirect ownership interest in us, or any other entity in which we have a material equity interest that the Committee designates as an affiliate for purposes of the 2010 Plan. Only employees of Dataram and its subsidiaries (as defined in the 2010 Plan) are eligible to receive "incentive stock options" under the 2010 Plan, however.

     All of our employees (currently approximately one hundred thirteen in number), including all of our executive officers (five in number, and three non-employee directors), are eligible to receive options under the 2010 Plan. As of July 30, 2010 (the last date as of which complete data are available), outstanding options both under the 2001 Plan, the prior stock option plan adopted in 1992 (the "1992 Plan") and outside of either the 2001 Plan or the 1992 Plan are held by the following named individuals and groups.

      Name and Position                      Stock Options (Number of Shares)
      -----------------                      --------------------------------
      All current executive officers as a group
       John H. Freeman                                   352,000  (1)
       President and Chief Executive Officer

       Mark E. Maddocks                                  158,800
       Vice President Finance and
       Chief Financial Officer

       Jeffrey H. Duncan                                 157,000
       Vice President of Manufacturing
       and Engineering

       Anthony M. Lougee                                  26,875
       Controller and Chief Accounting Officer

       David S. Sheerr                                    70,000
       General Manager Micro Memory Bank             -----------

       Total current executive officers as a group       764,675

       (1) Includes 22,000 option awards granted to Mr. Freeman when he was a non-employee director of the Company.



      All current directors who are          Stock Options (Number of Shares)
      not executive officers as a group      --------------------------------

       Roger C. Cady                                      84,000

       Rose Ann Giordano                                  78,000

       Thomas A. Majewski                                104,000

       Total current directors who are                   266,000
       not executive officers as a group


                                             Stock Options (Number of Shares)
                                             --------------------------------

       Total all other employees as a group              906,125

The individuals to whom additional options will be granted under the 2010 Plan, and the amounts of such individual grants, have not been determined, but it is anticipated that, among others, all of our present executive officers, including the individuals named in the Compensation Table, will receive additional options under the 2010 Plan.

      TERMS OF OPTIONS.

      TYPES OF OPTIONS. Additional options to be granted under the 2010 Plan will be either "incentive stock options," which are intended to receive special tax treatment under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), or options other than incentive stock options (referred to as "non-qualified options"), as determined by the Committee and stated in the applicable option agreement.

     OPTION PRICE. The Committee determines the option exercise price of each option granted under the 2010 Plan at the time of grant. However, the per-share exercise price of an "incentive stock option" granted under the 2010 Plan must be at least equal to 100 percent of the fair market value of Common Stock (as defined in the 2010 Plan) on the date such incentive stock option is granted. On August 10, 2010, the fair market value of a share of Common Stock was $1.80.

     PAYMENT. The option exercise price of any options granted under the 2010 Plan may be paid in any legal manner prescribed by the Committee. The method of payment includes a "cashless exercise" program if the Committee elects to establish such a program, or use of shares of Common Stock already owned for at least six months by the person exercising an option, subject in any case to whatever conditions or limitations the Committee may prescribe. Any cash proceeds that we receive upon the exercise of options granted under the 2010 Plan constitute general funds of Dataram.

     EXERCISE OF OPTIONS. The Committee determines, as set forth in the applicable option agreements, the times or conditions upon which options granted under the 2010 Plan may be exercised, and any events that will cause such options to terminate. Each option granted under the 2010 Plan will expire on or before ten years following the date such option was granted. In general, options granted under the 2010 Plan also terminate when the recipient's service as a director, employee or consultant of Dataram or its affiliates terminates; however, the Committee may permit an option that has not otherwise expired to be exercised after such a termination of service as to all or part of the shares covered by such option.

     TRANSFERABILITY OF OPTIONS. Options granted under the 2010 Plan are, in general, only exercisable during the lifetime of the recipient by him or her. A deceased recipient's options are, however, transferable by will or the laws of descent and distribution or to a designated beneficiary of such recipient. The Committee may permit the recipient of a non-qualified option under the 2010 Plan to transfer such option during his or her lifetime, subject to such terms and conditions as the Committee may prescribe.

     CHANGES IN CAPITAL. In order to preserve the benefits or potential benefits intended to be made available under the 2010 Plan or outstanding options, or as otherwise necessary, the Committee may, in its discretion, make appropriate adjustments in (a) the number, class and kind of shares available under the 2010 Plan, (b) the limit on the number of shares of Common Stock that can be subject to options granted to a single recipient during a 12-month period, and (c) the number, class, kind and price of shares under each outstanding option, in the event of changes in our outstanding common stock resulting from certain changes in our corporate structure or capitalization, such as the payment of a stock dividend, a stock split, a recapitalization, reorganization, merger or consolidation (whether or not Dataram is the surviving corporation), a spin-off, liquidation or other substantial distribution of assets or the issuance of our stock for less than full consideration, or rights or convertible securities with respect to our stock.

     In the event of a "change in control" of Dataram (as defined in the 2010 Plan), all options then outstanding under the 2010 Plan will be accelerated and become immediately exercisable in full. The 2010 Plan gives the Committee discretion, in the event of such a change in control transaction, to substitute for shares of Common Stock subject to options outstanding under the 2010 Plan shares or other securities of the surviving or successor corporation, or another corporate party to the transaction, with approximately the same value, or to cash out outstanding options based upon the highest value of the consideration received for Common Stock in such transaction, or, if higher, the highest fair market value of Common Stock during the 30 business days immediately prior to the closing or expiration date of such transaction, reduced by the option exercise price of the options cashed out. The Committee may also provide that any options subject to any such acceleration, adjustment or conversion cannot be exercised after such a change in control transaction. If such a change in control transaction disqualifies an employee's incentive stock options from favorable "incentive stock option" tax treatment under the Internal Revenue Code or results in the imposition of certain additional taxes on such an employee, we may, in the Committee's discretion, make a cash payment that would leave such an employee in the same after-tax position that he or she would have been in had such disqualification not occurred, or to otherwise equalize such employee for such taxes.

     TAX WITHHOLDING OBLIGATIONS. Recipients who exercise their options under the 2010 Plan are required to pay, or make other satisfactory arrangements to pay, tax withholding obligations arising under applicable law with respect to such options. Such taxes must be paid in cash by a recipient, or, if the Committee permits, a recipient may elect to satisfy all or a part of such tax obligations by requesting that we withhold shares otherwise deliverable upon the exercise of his or her option and/or by tendering shares of Common Stock already owned by such recipient for at least six months. We may also, in accordance with applicable law, deduct any such taxes from amounts that are otherwise due to such a recipient.

     AMENDMENT AND TERMINATION OF THE 2010 PLAN. Our Board of Directors may amend, alter, suspend or terminate the 2010 Plan. However, the Board of Directors will be required to obtain approval of the shareholders, if such approval is required by any applicable law (including requirements relating to incentive stock options) or rule, of any amendment of the 2010 Plan that would:

      o except in the event of certain changes in our capital (as described above under "Changes in Capital"), increase the number of shares of Common Stock that may be delivered under the 2010 Plan, or that may be subject to options granted to a single recipient in a 12-month period;

      o except to adjust for any stock dividend, stock split, share combination, extraordinary cash dividend, recapitalization, reorganization, or similar event, reduce the exercise price of any outstanding Option or grant any new Option in substitution for or upon the cancellation of Options previously granted;

      o decrease the minimum option exercise price required by the 2010 Plan;

      o change the class of persons eligible to receive options under the 2010 Plan; or

      o extend the duration of the 2010 Plan or the exercise period of any options granted under the 2010 Plan.

     The Committee may amend outstanding options. However, no such amendment or termination of the 2010 Plan or amendment of outstanding options may materially impair the previously accrued rights of any recipient of an option under the 2010 Plan without his or her written consent.

     The 2010 Plan will terminate on September 22, 2020, unless the 2010 Plan is terminated earlier by our Board of Directors or due to delivery of all shares of Common Stock available under the 2010 Plan; however, any options outstanding when the 2010 Plan terminates will remain outstanding until such option terminates or expires.

     CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following is a brief summary of certain significant United States Federal income tax consequences, under the Internal Revenue Code, as in effect on the date of this summary, applicable to Dataram and recipients of options under the 2010 Plan (who are referred to in this summary as "optionees") in connection with the grant and exercise of options under the 2010 Plan. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or foreign tax consequences, or the effect of gift, estate or inheritance taxes. References to "Dataram" and "us" in this summary of tax consequences mean Dataram Corporation or any affiliate of Dataram Corporation that employs an optionee, as the case may be.

     The grant of stock options under the 2010 Plan will not result in taxable income to optionees or an income tax deduction for us. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to taxable income to the optionees and tax deductions for us, depending upon whether the options are "incentive stock options" or non-qualified options.

     The exercise of a non-qualified option generally results in immediate recognition of ordinary income by the optionee and a corresponding tax deduction for us in the amount by which the fair market value of the shares of Common Stock purchased, on the date of such exercise, exceeds the aggregate option price. Any appreciation or depreciation in the fair market value of such shares after the date of such exercise will generally result in a capital gain or loss to the optionee at the time he or she disposes of such shares.

     In general, the exercise of an incentive stock option is exempt from income tax (although not from the alternative minimum tax) and does not result in a tax deduction for us at any time unless the optionee disposes of the common stock purchased thereby within two years of the date such incentive stock option was granted or one year of the date of such exercise (known as a "disqualifying disposition"). If these holding period requirements under the Internal Revenue Code are satisfied, and if the optionee has been an employee of us at all times from the date of grant of the incentive stock option to the day three months before such exercise (or twelve months in the case of termination of employment due to disability), then such optionee will recognize any gain or loss upon disposition of such shares as capital gain or loss. However, if the optionee makes a disqualifying disposition of any such shares, he or she will generally be obligated to report as ordinary income for the year in which such disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the option price paid for such shares. We would be entitled to a tax deduction in the same amount so reported by such optionee. Any additional gain realized by such optionee on such a disqualifying disposition of such shares would be capital gain. If the total amount realized in a disqualifying disposition is less than the exercise price of the incentive stock option, the difference would be a capital loss for the optionee.

     Under Section 162(m) of the Internal Revenue Code, we may be limited as to Federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to our Chief Executive Officer or any one of our other four highest paid executive officers who are employed by us on the last day of our taxable year. However, certain "performance-based compensation" the material terms of which are disclosed to and approved by our shareholders is not subject to this deduction limitation. We have structured the 2010 Plan with the intention that compensation resulting from options granted under the 2010 Plan will be qualified performance-based compensation and, assuming shareholder approval of the 2010 Plan, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Internal Revenue Code.

     Under certain circumstances, accelerated vesting or exercise of options under the 2010 Plan in connection with a "change in control" of Dataram might be deemed an "excess parachute payment" for purposes of the golden parachute payment provisions of Section 280G of the Internal Revenue Code. To the extent it is so considered, the optionee would be subject to an excise tax equal to 20 percent of the amount of the excess parachute payment, and we would be denied a tax deduction for the excess parachute payment.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE FOREGOING PROPOSAL, AND, UNLESS A SHAREHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.


                                OTHER MATTERS

     Should any other matter or business be brought before the meeting, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the proxy holder. The Company does not know of any such other matter or business.

           PROPOSALS OF SECURITY HOLDERS AT 2011 ANNUAL MEETING

     Any shareholder wishing to present a proposal which is intended to be presented at the 2011 Annual Meeting of Shareholders should submit such proposal to the Company at its principal executive offices no later than April 15, 2011. It is suggested that any proposals be sent by certified mail, return receipt requested.

                             BOARD OF DIRECTORS

     The Board of Directors has a process for shareholders to communicate with directors. Shareholders should write to the President at the Company's mailing address and specifically request that a copy of the letter be distributed to a particular board member or to all board members. Where no such specific request is made, the letter will be distributed to board members if material, in the judgment of the President, to matters on the Board's agenda.

     The Board of Directors of the Company met six times during the last fiscal year. It is the policy of the board that all members will attend the Annual Meeting of Shareholders and all members of the board attended last year's meeting.

     The Board of Directors has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, whose members are Roger C. Cady, Thomas A. Majewski and Rose Ann Giordano. This Committee met five times during the last fiscal year. The principal functions of the Audit Committee are evaluation of work of the auditors, review of the accounting principles used in preparing the annual financial statements, review of internal controls and procedures and approval of all audit and non-audit services of the auditor. The Company's Board of Directors has adopted a written charter for the Audit Committee which may be viewed at the Company's website, www.dataram.com. Each member of the Audit Committee is "independent" within the meaning of the NASDAQ listing standards. The Board of Directors has determined that Mr. Majewski is a "financial expert" within the meaning of those standards and an "audit committee financial expert" within the meaning of Item 401(h) of SEC Regulation S-K and is "independent" as that term is used in Item 7(d)(3)(iv) of Schedule 14A of the Proxy Rules.

     The Board of Directors has a standing Compensation Committee whose members are Roger C. Cady, Thomas A. Majewski and Rose Ann Giordano, all of whom are "independent" within the meaning of the NASDAQ listing standards. This committee relies upon the advice of the Company's chief executive officer who makes recommendations both concerning director compensation and the compensation of other executive officers. This Committee met five times during the past fiscal year. The principal functions of the Compensation Committee are to recommend to the Board of Directors the compensation of directors and the executive officers and to establish and administer various compensation plans, including the stock option plan. The Compensation Committee does not have a written charter.

     The Board of Directors has a standing Nominating Committee whose members are Roger C. Cady, Thomas A. Majewski and Rose Ann Giordano, all of whom are "independent" within the meaning of the NASDAQ listing standards. This Committee met once during the past fiscal year. The principal function of this Committee is the recommendation to the Board of Directors of new members of the Board of Directors. The members of the Nominating Committee are "independent" within the meaning of the NASDAQ listing standards. The Board of Directors has adopted a charter for the Nominating Committee, which may be viewed at the Company's website, www.dataram.com. In addition, the Nominating Committee also considers diversity with respect to viewpoint, skills and experience in determining the appropriate composition of the Board and identifying Director nominees. The Board is committed to following the Company's policy of non-discrimination based on gender, race, age, religion or national origin. The Board believes that its policies are effective in identifying and enlisting candidates that will best fulfill the Board's and the Company's needs at the time of the search. In years in which the Board considers that the selection of a new director would be desirable, the Nominating Committee solicits recommendations from the directors and the executive officers. The Nominating Committee will also consider recommendations made by shareholders. From these recommendations, the committee selects a small group to be interviewed. The Nominating Committee then makes a recommendation to the full board. Shareholders desiring to make such recommendations should write directly to the Committee at the Company's executive offices at P.O. Box 7528, Princeton, New Jersey 08543-7528.


                           DIRECTORS COMPENSATION

     The following table sets forth information concerning non-employee director compensation during the fiscal year ended April 30, 2010:


                      Fees             Option        All
Name                  Earned(1)        Awards(2)     Other      Total
__________________    ______________  ___________    ______     ________

Roger C. Cady         $24,000         $82,500          0       $106,500

Thomas A. Majewski    $24,000         $33,000          0       $ 57,000

Rose Ann Giordano     $24,000         $33,000          0       $ 57,000

_______________
(1) All directors' fees, except for option awards, are paid in cash in the year earned.

(2) As determined in accordance with FASB ASC Topic 718 (see assumptions in Summary Compensation Table).

     Directors who are not employees of the Company received a quarterly payment of $6,000. During fiscal 2010, Roger Cady received ten year options to purchase 60,000 shares of the Common Stock of the Company at $2.57, the closing market value of the Common Stock at the date of grant. Options to purchase 30,000 shares become exercisable on September 24, 2010, one year from the date of grant, with options to purchase the remaining 30,000 shares becoming exercisable on September 24, 2011, the second anniversary of the date of grant. During fiscal 2010, Thomas Majewski and Rose Ann Giordano each received ten year options to purchase 40,000 shares of the Common Stock of the Company at $2.57, the closing market value of the Common Stock at the date of grant. For each of Mr. Majewski and Ms. Giordano, options to purchase 20,000 shares become exercisable on September 24, 2010, one year from the date of grant, with options to purchase the remaining 20,000 shares becoming exercisable on September 24, 2011, the second anniversary of the date of grant.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Securities and Exchange Commission requires that the Company report to shareholders the compliance of directors, executive officers and 10% beneficial owners with Section 16(a) of the Securities Exchange Act of 1934, as amended. This provision requires that such persons report on a current basis most acquisitions or dispositions of the Company's securities. Based upon information submitted to the Company, all directors, executive officers and 10% beneficial owners have fully complied with such requirements during the past fiscal year, except that David Sheerr was hired by the Company as General Manager of the Micro Memory Bank unit of the Company on March 31, 2010 and filed a Form 3 on December 11, 2009, nine days after being formally designated as an executive officer of the Company by the Board of Directors.

                               MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the form of proxy, including broker solicitation fees and accountants' and attorneys' fees in connection therewith, will be borne by the Company. The amount is expected to be the amount normally expended for a solicitation for an election of directors in the absence of a contest and costs represented by salaries and wages of regular employees and officers. Solicitation of proxies will be made by mail, but regular employees may solicit proxies by telephone or otherwise.

     Please date, sign and return the accompanying proxy at your earliest convenience. No postage is required for mailing in the United States.

     Financial information concerning the Company is set forth in the Company's 2010 Annual Report to Security Holders, which is enclosed.

     By Order of the Board of Directors

                                                         THOMAS J. BITAR,
                                                                Secretary


                      ANNUAL REPORT ON FORM 10-K

     Upon the written request of a shareholder, the Company will provide, without charge, a copy of its Annual Report on Form 10-K for the year ended April 30, 2010, including the financial statements and schedules and documents incorporated by reference therein but without exhibits thereto, as filed with the Securities and Exchange Commission. The Company will furnish any exhibit to the Annual Report on Form 10-K to any shareholder upon request and upon payment of a fee equal to the Company's reasonable expenses in furnishing such exhibit. All requests for the Annual Report on Form 10-K or its exhibits should be addressed to Vice President - Finance, Dataram Corporation, P.O. Box 7528, Princeton, New Jersey 08543-7528.





                                   DATARAM CORPORATION
                       P.O. Box 7528, Princeton, New Jersey  08543-7528

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and annual report are available at www.dataram.com


PROXY SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

The undersigned hereby appoints and constitutes John H. Freeman and Thomas J. Bitar, and each of them, attorneys and proxies for the undersigned, with full power of substitution to vote as if the undersigned were personally present at the Annual Meeting of the Shareholders of Dataram Corporation (the "Company") to be held at the Company's corporate headquarters at 186 Princeton Road (Route 571), West Windsor, New Jersey, on Thursday, September 23, 2010 at 11 o'clock in the morning and at all adjournments thereof, the shares of stock of said Company registered in the name of the undersigned. The undersigned instructs all such proxies to vote such shares as follows upon the following matters, which are described more fully in the accompanying proxy statement:

I authorize and instruct my Proxy to:

1. VOTE FOR____ all nominees for the Company's Board of Directors listed below; except that I WITHHOLD AUTHORITY for the following nominees (if any)

Roger C. Cady__ John H. Freeman__ Rose Ann Giordano__ Thomas A. Majewski__

    VOTE WITHHELD____  from all nominees.

2. VOTE FOR____    AGAINST____   ABSTAIN____   ratification of the selection
of J.H. Cohn, LLP to be the independent auditors of the Company for the fiscal year ending April 30, 2011.

3.  VOTE FOR____    AGAINST____   ABSTAIN____   approval of the Dataram
Corporation 2010 Stock Option Plan.

4. In their discretion, to vote upon such other business as may properly come before the meeting and all adjournments thereof. This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1, 2 and 3.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                          Signature


                          Signature if held jointly

                          Dated                         2010

                          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY
                          CARD PROMPTLY USING THE ENCLOSED ENVELOPE.